Exhibit (s)

Calculation of Filing Fee Table

N-2

(Form Type)

Advent Convertible and Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	File Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.001 par value	---	---	---	---	---	---
	Other	Subscription Rights for Common Shares	---	---	---	---	---	---
	Unallocated (Universal) Shelf	---	Rule 457(o)	---	---	$150,000,000	.00014760	$22,140.00
Fees Previously Paid	---	---	---	---	---	---		$147.60

Carry Forward Securities

Carry Forward Securities	---	---	---	---	---		---	---	---	---

Total Offering Amounts					$150,000,000	$22,140.00
Total Fees Previously Paid						$147.60
Total Fee Offsets						$0
Net Fee Due						$21,992.40